Exhibit 99.1

Tactile Medical Appoints Laura King to Board of Directors

MINNEAPOLIS, January 13, 2025 -- (GLOBE NEWSWIRE) -- Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced the appointment of Laura King to the Company’s Board of Directors (“Board”) and as a member of the Audit and Compliance & Reimbursement Committees, effective January 13, 2025.

Ms. King is a seasoned healthcare executive with a proven track record of leadership and developing innovative products that enhance patient care. Her extensive experience includes a 22-year career at General Electric Company (GE), where she served as a Company Officer in her role as President & CEO of GE Healthcare’s Global Interventional Business, which provided clinical solutions enabling minimally invasive procedures in cardiology, interventional radiology, and surgery. Her earlier experience at GE included various senior level audit and finance roles, including Chief Information Officer & Chief Financial Officer, Consumer & ECM Motors. Ms. King is currently co-founder & CEO of BiaCure, Inc., a developer of effective treatments for nail fungus. Previously, she co-founded and served as CEO of Elucent Medical, a developer of a real-time surgical navigation platform that has positively impacted over 10,000 breast cancer patients. Ms. King also served as President & CEO of NeuWave Medical, a manufacturer and marketer of a minimally invasive soft tissue microwave ablation system to destroy tumor cells, which was acquired by Johnson & Johnson’s MedTech division.

“We are thrilled to have Laura join our Board of Directors,” said Bill Burke, Chairman of the Board of Tactile Medical. “Tactile will benefit from her considerable experience leading healthcare companies that develop innovative technologies to improve patient care as we continue to expand our impact in lymphedema, airway clearance, and other at-home therapies for people with underserved, chronic conditions.”

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Investor Inquiries:

Sam Bentzinger
Gilmartin Group
investorrelations@tactilemedical.com